Exhibit 10.57C

Form Date 5/06

GRK:grk

F.#2005RO697

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -X

UNITED STATES OF AMERICA	PLEA AGREEMENT

—against—	07 CR 531 (ENV)

ORPHAN MEDICAL, INC.,

Defendant.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -X

Pursuant to Rule 11 of the Federal Rules of Criminal Procedure, the United States Attorney’s Office for the Eastern District of New York (the “Office”) and ORPHAN MEDICAL, INC. (the “defendant”) agree to the following:

1. The defendant will waive indictment and plead guilty to an information to be filed in this district charging a violation 21 U.S.C. §§ 331(a) and 333(a)(2). The count carries the following statutory penalties:

a.	Maximum fine: $500,000 or twice the pecuniary gain or loss, whichever is greater.

(18 U.S.C. § 3571(c)(3) and (d)).

b.	Restitution: $12,262,078.

(18 U.S.C. §§ 3663 and 3663A).

c.	$400 special assessment.

(18 U.S.C. § 3013).

d.	Other penalties: mandatory exclusion from participation in federal health care programs.

2. The defendant understands that although imposition of a sentence in accordance with the United States Sentencing Guidelines (the “Guidelines”) is not mandatory, the Guidelines are advisory and the Court is required to consider any applicable Guidelines provisions as well as other factors enumerated in 18 U.S.C. § 3553(a) to arrive at an appropriate sentence in this case. The Office will advise the Court and the Probation Department of information relevant to sentencing, including criminal activity engaged in by the defendant, and such information may be used by the Court in determining the defendant’s sentence. The Office estimates the recommended fine range is $28,500,000 to $57,000,000, which is predicated on the following calculation pursuant to the Guidelines effective November 1, 2006:

Base Fine

Base offense level:	6
(U.S.S.G. §§ 2B1.1(a)(2) and 8C2.4(a)(1))

Loss of more than $7,000,000:	+ 20
(U.S.S.G. §§ 2B1.1(b)(1)(K) and 8C2.4(a)(1))

Offense involved more than 50 victims:	+ 4
(U.S.S.G. §§ 2B1.1(b)(2)(B) and 8C2.4(a)(1))

Offense involved conscious or reckless risk of death or serious bodily injury:	+ 2
(U.S.S.G. §§ 2B1.1(b)(12)(A) and 8C2.4(a)(1))

Defendant derived more than $1 million in gross receipts from one or more financial institutions:	+ 2
(U.S.S.G. §§ 2B1.1(b)(12)(A) and 8C2.4(a)(1))

Adjusted offense level:	34

Base fine: $28,500,000
(U.S.S.G. § 8C2.4(d))

Culpability Score

Base culpability score:	5
(U.S.S.G. § 8C2.5(a))

Organization had 50 or more employees and substantial authority personnel condoned or were willfully ignorant of offense:	+ 2
(U.S.S.G. § 8C2.5(b)(4))

Organization fully cooperated in investigation and demonstrated acceptance of responsibility:	- 2
(U.S.S.G. § 8C2.5(g)(2))
Total culpability score:	5

Minimum and Maximum Fine Range

Minimum fine
$28,500,000 base fine x 1.00 multiplier:	$28,500,000
(U.S.S.G. §§ 8C2.6 and 8C2.7(a))

Maximum fine
$28,500,000 base fine x 2.00 multiplier:	$57,000,000
(U.S.S.G. §§ 8C2.6 and 8C2.7(b))

The defendant does not stipulate to this estimate of the recommended fine range. The government represents and for purposes of this agreement the defendant does not object that, pursuant to U.S.S.G. §8C2.4(a) and 18 U.S.C. § 3571(d), the loss from this offense for criminal sentencing purposes is $12,262,078. The defendant and the government both acknowledge that the loss figure cannot be determined with precision and that the loss figure of $12,262,078 for criminal sentencing purposes is an estimate.

3. The government and the defendant agree that, pursuant to U.S.S.G. § 8C3.3(b), the defendant is not able and, even with the use of a reasonable installment schedule, is not likely to become able to pay the minimum fine required by U.S.S.G. § 8C2.7. Therefore, the government and the defendant agree, pursuant to Fed. R. Crim. P. 11(c)(1)(C), that the following sentence is the appropriate disposition of the Information:

a.	Restitution in the amount of $12,262,078, to be paid after sentencing in installments pursuant to the following schedule:

July 20, 2007	$613,104
January 15, 2008	$1,226,208
January 15, 2009	$1,532,760
January 15, 2010	$1,839,312
January 15, 2011	$1,839,312
January 15, 2012	$5,211,382

b.	A criminal fine in the amount of $5 million, to be paid after sentencing in installments pursuant to the following schedule:

July 20, 2007	$250,000
January 15, 2008	$500,000
January 15, 2009	$625,000
January 15, 2010	$750,000
January 15, 2011	$750,000
January 15, 2012	$2,125,000

c.	a mandatory special assessment of $400 pursuant to 18 U.S.C. § 3013.

4. The Guidelines estimate set forth in paragraph 2 is not binding on the Office, the Probation Department or the Court.

If the Guidelines offense level advocated by the Office, or determined by the Probation Department or the Court, is different from the estimate, the defendant will not be entitled to withdraw the plea. The defendant’s plea will be tendered pursuant to Fed. R. Crim P. 11(c)(1)(C). The defendant cannot withdraw its plea of guilty unless the sentencing judge rejects this agreement or fails to impose the stipulated sentence referenced above. If the sentencing judge rejects this agreement, this agreement shall be null and void at the option of either the government or the defendant. The defendant intends to seek a sentencing by the Court immediately following the Rule 11 plea hearing and in the absence of a Presentence Report in this case. The defendant understands that the decision whether to proceed immediately following the plea hearing with the sentencing proceeding, and to do so without a Presentence Report, is exclusively that of the Court.

5. The defendant will not file an appeal or otherwise challenge by petition pursuant to 28 U.S.C. § 2255 or any other provision the conviction or sentence in the event that the Court imposes a total fine of $57 million or less. This waiver is binding without regard to the sentencing analysis used by the Court. The defendant waives all defenses based on the statute of limitations and venue with respect to any prosecution that is not time-barred on the date that this agreement is signed in the event that (a) the defendant’s conviction is later vacated for any reason, (b) the defendant violates this agreement, or (c) the defendant’s plea is later withdrawn. The defendant waives any right to additional disclosure from the government in connection with the guilty plea. The defendant agrees that with respect to all charges referred to in paragraphs 1 and 5(a) it is not a “prevailing party” within the meaning of the “Hyde Amendment,” 18 U.S.C. § 3006A note, and will not file any claim under that law. The defendant agrees to pay the special assessment by check payable to the Clerk of the Court at or before sentencing.

6. The Office agrees that:

a.	no further criminal charges will be brought against the defendant for its participation in criminal activity involving a scheme to market the drug Xyrem for medical indications that were not approved by the U.S. Food and Drug Administration and to secure insurance reimbursement for such unapproved medical indications, all from the period of in or about 2003 through in or about 2006, it being understood that this agreement does not bar the use of such conduct as a predicate act or as the basis for a sentencing enhancement in a subsequent prosecution including, but not limited to, a prosecution pursuant to 18 U.S.C. §§ 1961 et seq.

and, based upon information now known to the Office, it will

b.	advocate the agreed sentence set forth in paragraph 3 before the Court.

If information relevant to sentencing, as determined by the Office, becomes known to the Office after the date of this agreement, the Office will not be bound by paragraph 5(b). Should it be judged by the Office that the defendant has violated any provision of this agreement, the defendant will not be released from its plea of guilty but this Office will be released from its obligations under this agreement, including but not limited to the provisions of paragraph 5 (a) and (b).

7. This agreement is binding upon the Attorney General of the United States, the Department of Justice, and all United States Attorneys on the matters as set forth in paragraph 6 but cannot and does not bind the Tax Division of the U.S. Department of Justice or the Internal Revenue Service of the U.S. Department of the Treasury. The defendant also understands that this agreement does not bind any state or local prosecuting authority.

8. No promises, agreements or conditions have been entered into by the parties other than those set forth in this agreement and none will be entered into unless memorialized in writing and signed by all parties. This agreement supersedes all prior promises, agreements or conditions between the parties. To become effective, this agreement must be signed by all signatories listed below.

Dated:	Brooklyn, New York
July 13, 2007

ROSLYNN R. MAUSKOPF
United States Attorney
Eastern District of New York

By:	/s/ Geoffrey R. Kaiser
Geoffrey R. Kaiser
Assistant United States Attorney

Approved by:

/s/ Richard T. Faughnan
Richard T. Faughnan
Supervising Assistant U.S. Attorney

I have read the entire agreement and discussed it with my attorney. I understand all of its terms and am entering into it knowingly and voluntarily.

/s/ Robert M. Myers
Robert M. Myers
President, ORPHAN MEDICAL, INC.

Approved by:

/s/ J. Sedwick Sollers III
J. Sedwick Sollers III
Mark Jensen
Counsel to Defendant